Explanation of Responses

(1)
On February 9, 2022, Innoviva Strategic Opportunities LLC ("Innoviva Sub"), a Delaware limited liability company and a wholly-owned subsidiary of Innoviva, Inc. ("Innoviva" and, together with Innoviva Sub, the "Reporting Persons"), entered into that certain Securities Purchase Agreement (the "Purchase Agreement") with Armata Pharmaceuticals, Inc., a Washington corporation (the "Issuer") pursuant to which the Issuer agreed to issue and sell to the Reporting Persons, in a private placement, up to 9,000,000 newly issued shares of common stock, $0.01 par value per share, of the Issuer ("Common Stock") and warrants to acquire up to 4,500,000 shares of Common Stock of the Issuer, with an exercise price per share of $5.00, which are exercisable for a period of five years from the date of issuance (“Warrants”) On February 9, 2022, and in connection with the first closing under the Purchase Agreement, the Issuer issued 3,614,792 shares of Common Stock and Warrants to acquire an additional 1,807,396 shares of Common Stock of the Issuer (the “First Issuance”). In addition, pursuant to previous transactions, (i) Innoviva Sub is the direct beneficial owner, and Innoviva is the indirect beneficial owner, of an additional 7,365,969 shares of Common Stock and 6,153,847 warrants to purchase Common Stock with an exercise price of $3.25 and (ii) Innoviva is the direct beneficial owner of 8,710,800 shares of Common Stock and 8,710,800 warrants to purchase Common Stock with an exercise price of $2.87.

(2)
In 2020, Innoviva designated Odysseas Kostas, M.D. and Sarah Schlesinger, M.D., two of the members of the board of directors of Innoviva, to serve on the board of directors of the Issuer. In 2021, Innoviva designated Jules Haimovitz, a member of the board of directors of Innoviva, to serve on the board of directors of the issuer. As such, solely for purposes of Section 16 of the Exchange Act, the Reporting Persons may be deemed to be directors by deputization. For purposes of the exemption under Rule 16b-3 promulgated under the Exchange Act, the board of directors of the Issuer approved the acquisition of any direct or indirect pecuniary interest in any shares of Common Stock, as a result of or in connection with the transactions reported on this Form 4.

(3)	See Statement Of Changes In Beneficial Ownership on Form 4 filed with the Securities Exchange Commission on January 28, 2021.
(4)	See Statement Of Changes In Beneficial Ownership on Form 4 filed with the Securities Exchange Commission on March 31, 2020.